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Exhibit 5.1

        [Letterhead of Morgan, Lewis & Bockius LLP]

February 1, 2002

MacroPore, Inc.
6740 Top Gun Street
San Diego, California 92121

Re:	MacroPore, Inc. Form S-8 covering securities to be issued under the Amended and Restated 1997 Stock Option and Stock Purchase Plan of MacroPore, Inc., as amended to date

Ladies and Gentlemen:

We have acted as counsel to MacroPore, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to 5,733,099 shares of common stock, par value $0.001 per share (the "Shares") to be issued under the Company's Amended and Restated 1997 Stock Option and Stock Purchase Plan (the "Stock Option Plan").

In rendering the opinion set forth below, we have reviewed the Registration Statement and such corporate records, statues and other documents as we have deemed relevant in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. As to matters of fact, we have relied on representations of officers of the Company.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the Stock Option Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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  Exhibit 5.1